SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

RESQ Investment Partners, LLC

THIS SECOND AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT (the “Second Amendment”) is made and effective as of May 29, 2020, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and RESQ Investment Partners, LLC, a Delaware limited liability company (the “Adviser”) located at 9260 E. Raintree Drive, Suite 100, Scottsdale, AZ 85260.

RECITALS:

WHEREAS, the parties previously entered into that certain Investment Advisory Agreement between Northern Lights Fund Trust III and RESQ Investment Partners, LLC dated as of November 21, 2013, as amended February 1, 2016 (the “Agreement”);

WHEREAS, the Adviser has subsequently agreed to lower the annual adivsory fee as a percentage of net assests of the RESQ Strategic Income Fund and RESQ Dynamic Allocation Fund;

NOW, THEREFORE, the parties hereto agree as follows:

Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
RESQ Strategic Income Fund	1.20%
RESQ Dynamic Allocation Fund	1.20%

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Richard Malinowski____________

Name: Richard Malinowski

Title: President

RESQ Investment Partners, LLC

By: /s/ Taylor R. Davis_____________

Name: Taylor Davis

Title: CCO